POWER OF ATTORNEY

Know all by these presents that Leif M. Murphy, does hereby make, constitute and appoint Steven
E. Clifton, David P. Jones, John R. Stair,
Derrick Helton and Arthur Carpentier, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned?s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned?s ownership of or transactions in securities of Team Health Holdings Inc. (i) pursuant to Section 16(a) of the Securities Exchange
Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and, if applicable, (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID. The
Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned?s ownership of or transactions in securities of Team Health Holdings Inc., unless earlier revoked in writing. The undersigned acknowledges that Steven E. Clifton, David P. Jones,
John R. Stair, Derrick Helton and Arthur Carpentier are not assuming any of the undersigned?s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


By: 	/s/ Leif M. Murphy
	Leif M. Murphy

Date:  9/8/16